EXHIBIT 21

SUBSIDIARIES OF DRIVEITAWAY HOLDINGS, INC

DriveItAway, Inc. Incorporated in Delaware. Wholly-owned subsidiary

DriveItAway Leasing, LLC formed in Florida. Wholly-owned subsidiary